Exhibit 15.2

May 10, 2011

Beckman Coulter, Inc.

250 S. Kraemer Boulevard

Brea, CA 92821

Re: Registration Statement Nos. 333-166748, 333-162941, 333-156005, 333-155275, 333-144173, 333-114457, 333-97383, 333-72896, 333-72892, 333-72081, 333-69291, 333-69251, 333-69249, 333-59099, 333-37429, 333-24851, 33-65155, 33-31573, 33-66988, 33-66990, 33-51506, and 33-41519

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 10, 2011, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Irvine, California